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EXHIBIT 10.18

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the "Agreement") is made and entered into by and between James Wambach ("Mr. Wambach") and Forte Software, Inc., a Delaware Corporation (the "Company"), as of the date that this Agreement is executed (the "Effective Date").


       In consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

       1.     RESIGNATION OF EMPLOYMENT.    The parties agree that Mr. Wambach
has tendered his resignation and his employment with the Company shall terminate effective July 24, 1998 ("Separation Date").

       2.     ACCRUED SALARY AND PAID TIME OFF.   Except as specifically
provided in Section 5 below, Mr. Wambach acknowledges that the Company has paid to him all accrued salary, all accrued retroactive pay, all earned bonuses and commissions and all unused and accrued vacation earned prior to the Separation Date and reimbursed to him all Employee Stock Purchase Plan contributions made prior to the Separation Date, subject to tax withholdings as required by law. In addition, Mr. Wambach acknowledges receipt of all compensation due him under any stock option plans of the Company.

       3. EXPENSE REIMBURSEMENTS. The Company will reimburse Mr. Wambach for all reasonable business expenses incurred through the Separation Date. Such expenses will be submitted within one week from the Separation Date and reimbursed by the Company within 10 working days.

       4.     HEALTH COVERAGE.  Mr. Wambach acknowledges that all insurance
benefits provided by the Company cease on the Separation Date.    Mr. Wambach
further acknowledges that he is aware that he is eligible, to the extent permitted by law and by the Company's group health insurance policies, upon termination of his employment, to continue his health insurance benefits under the federal COBRA law at his own expense (except as provided below) and, later, to convert to an individual policy if he wishes.

       5.     ADDITIONAL PAYMENTS AND OPTION VESTING.

              a. The Company agrees to make the following payments, subject to tax withholding as required by law, to Mr. Wambach:

                     i) Company shall pay Mr. Wambach eighty thousand dollars ($80,000) on the Effective Date of this Agreement; and

                     ii) if both Tom McDoniel and Keith Morton remain employees of the


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Company through the 3 month period following the Effective Date of this
Agreement, Company shall pay Mr. Wambach an additional forty-five thousand dollars ($45,000) ("Second Payment") within 30 days of such 3 month period. If, however, both of Messrs. McDoniel and Morton do not remain Company employees for such 3 month period, the Second Payment is payable only if the Company determines, in its reasonable discretion, that Mr. Wambach made every possible effort to secure their retention.

                     iii) Company will reimburse Mr. Wambach for his COBRA-related health insurance benefit payments until the first to occur of
(A) six months from the Separation Date; or (B) Mr. Wambach's coverage under another health plan in connection with his employment with or retention by another company.

              b. The Company agrees to pay Mr. Wambach any bonus or commissions earned for the first quarter of fiscal year 1999, under the compensation plan in effect as of the Separation Date, within a reasonable time after calculation of same by Company.

              c. The Company agrees that Mr. Wambach's two January 20, 1997 option grants and his July 15, 1998 option grant under the Company's 1996 Stock Option Plan ("Option Plan") shall continue vesting for 3 months from the Separation Date and, thereafter, shall terminate in accordance with the Option Plan. Other than as provided in the preceding sentence, no further vesting shall occur under any of Mr. Wambach's stock options following the Separation Date and such options shall terminate in accordance with their terms.

              d. Mr. Wambach acknowledges and agrees that the Company has made no representations to him regarding the tax consequences of any amounts received by him pursuant to this Agreement. Mr. Wambach agrees to pay federal or state taxes which are required by law to be paid with respect to this Agreement.

       6. OTHER COMPENSATION OR BENEFITS. Mr. Wambach acknowledges that, except as provided herein, he will not receive any additional compensation or benefits from the Company after the Separation Date.

       7. FURTHER ASSISTANCE TO THE COMPANY. As further consideration for the payments and promises of the Company described herein, until August 15, 1998, Mr. Wambach agrees to act as a consultant to Forte by, INTER ALIA, fully assisting the Company, upon request, in: a) the completion of licensing deals with Forte customers with which Mr. Wambach was or is familiar; b) in completing the planned reorganization of the North American Sales organization.

       8. COMPANY PROPERTY. Mr. Wambach represents and warrants to the Company that as of the Effective Date of this Agreement, he will have returned to the Company all Company documents (and all copies thereof) and other Company property which he has had in his possession at any time, including, but not limited to: Company files, notes, records, computer-recorded information, financial information, business plans and forecasts, computers, telephones or other equipment, tangible property, credit cards, entry cards, and keys.

       9. PROPRIETARY INFORMATION OBLIGATIONS. Nothing in this Agreement shall be construed to terminate or in any way diminish the obligations of Mr. Wambach to the Company pursuant to


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his written Proprietary Information and Inventions Agreement, effective as of the commencement of his employment with the Company. Mr. Wambach acknowledges that he continues to be bound by the terms of that Agreement.

       10.    RELEASE OF CLAIMS.

       a. Except as otherwise set forth in this Agreement, Mr. Wambach hereby releases, acquits and forever discharges the Company, its officers, directors and employees of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way connected with the Company's employment of Mr. Wambach or the termination of that employment, including without limitation all wrongful discharge actions; all actions arising under the Americans with Disabilities Act, Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, California Fair Employment and Housing Act, ERISA or any similar statute in effect in any other state which may be held applicable; all actions for breach of contract or the covenant of good faith and fair dealing; all actions based in tort or contract law; and any and all claims for compensation, wages, bonuses, severance pay, stock options, commissions, vacation pay, or reimbursement for expenses, attorney's fees and costs. It is expressly understood by Mr. Wambach that among the various rights and claims being waived in this release are those arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C.
Section  621. et seq.).

              b. Mr. Wambach agrees that the Company's obligations under this Agreement shall constitute an accord and satisfaction and a full and complete settlement of his claims, shall constitute the entire amount of monetary consideration provided to him under this Agreement, and that he will not seek any further compensation for any other claimed damage, costs or attorneys' fees in connection with the matters encompassed in this Agreement unless in connection with the Company's breach of this Agreement.

              c. Mr. Wambach represents that he has not filed any complaint, claims or actions against the Company, its officers, agents, directors, supervisors, employees or representatives with any state, federal or local agency or court and that he will not do so at any time hereafter unless arising from the Company's breach of this Agreement. Mr. Wambach will not file, commence, voluntarily aid in any way, prosecute or cause to be filed, commenced or prosecuted against the Company any action or proceeding arising from any claims released by this Agreement.

              d. Mr. Wambach hereby relinquishes any employment rights he might have with the Company.

       11. SECTION 1542 WAIVER. Mr. Wambach acknowledges that he has read and understands Section 1542 of the Civil Code of the State of California which reads as follows:

       A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.


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Mr. Wambach hereby expressly waives and relinquishes all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release granted in this Agreement, included but not limited to any jurisdiction in the United States.


       12. NON-SOLICITATION. For a period of one (1) year following the Effective Date of this Agreement, Mr. Wambach shall not directly or indirectly, for himself or any other business, solicit or recommend solicitation of the services or otherwise hire anyone employed by the Company while Mr. Wambach was employed by the Company or employed by the Company during the period of one (1) year following the Effective Date of this Agreement. Should this provision be violated, in addition to any other remedies available to the Company, the Company will be entitled to a full refund of the amounts paid by Company under paragraph 5 of this Agreement.

       13. CONFIDENTIALITY. Mr. Wambach shall keep the terms (including payments to Mr. Wambach related to Company's retention of Messrs. McDoniel and Morton) and monetary settlement amount of this Agreement completely confidential, and shall not disclose such to any other person directly or indirectly. As an exception to the foregoing Mr. Wambach may disclose the terms and monetary settlement amount of this Agreement to his attorney, tax advisor, accountant and immediate family (defined as and limited to spouse and children) who shall be advised of its confidentiality. Should any of the foregoing individuals disclose the terms and/or monetary settlement amount of this Agreement to any other person, such shall be considered an indirect disclosure in breach of this provision for which Mr. Wambach shall be liable.

       Mr. Wambach represents and warrants that as of the Effective Date of this Agreement, he has not disclosed any term of this Agreement to any third party in violation of this Section

       14. DISPARAGING COMMENTS. Mr. Wambach and his immediate family (defined as and limited to spouse and children) shall not make negative or disparaging comments about the Company, its officers or employees, to any current or prospective employees, suppliers, customers or investors of the Company. The Company and its officers, directors and agents shall not make negative or disparaging comments about Mr. Wambach to any current or prospective employer, employees, suppliers, or customers of Mr. Wambach. The Company will respond to requests for information about Mr. Wambach's employment and the end of such employment only with his dates of service and positions held.

       15. REFUND. If the Company has a reasonable belief that Section(s) 12, 13 and/or 14 have been violated, in addition to any other remedies available to the Company, the Company will be relieved of all obligations and/or continuing obligations to Mr. Wambach created by Section 5 of this Agreement and entitled to a refund of all payments made hereunder.

       16. NO ADMISSION. This Agreement and compliance with this Agreement shall not be construed as an admission by any party of any liability whatsoever, or as admission by any party of any violation of the rights of any person, violation of any order, law, statute, duty or contract whatsoever. The Company specifically disclaims any liability to Mr. Wambach for any alleged violation of the rights of Mr. Wambach, or for any alleged violation of any order, law, statute,


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duty or contract whatsoever.

       17. BINDING EFFECT. This Agreement shall be binding upon the parties hereto and upon their heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of said parties and each of them and to their heirs, administrators, representatives, executors, successors, and assigns. Mr. Wambach expressly warrants that he has not transferred to any person or entity any rights or causes of action, or claims released by this Agreement.

       18. APPLICABLE LAW. This Agreement shall be deemed to have been entered into and shall be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

       19. ENTIRE AGREEMENT. This Agreement constitutes the complete, final and exclusive agreement between the parties with respect to the subject matter hereof. This Agreement is executed without reliance upon any promise, warranty or representation, written or oral, by any party or any representative of any party other than those expressly contained herein. Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorney. This Agreement cannot be modified except in a writing signed by both Mr. Wambach and a duly authorized officer of the Company.

       20. SEVERABILITY. If any provision of this Agreement is determined to be invalid or unenforceable by a court of law, in whole or in part, this determination will not affect any other provision of this Agreement.

       21.    ACCEPTANCE.

              a. Mr. Wambach has up to forty-five (45) days from his initial receipt of this Agreement to accept the terms of this Agreement, although Mr. Wambach may accept it at any time within those 45 days. Mr. Wambach is advised to consult an attorney about this Agreement.

       b. To effectively accept this Agreement, Mr. Wambach must date, sign and return two originals of this Agreement to the Company's Vice President of Human Resources. Following such acceptance, Mr. Wambach shall have an additional seven (7) days in which to revoke such acceptance. To revoke, Mr. Wambach must send to the Company's Vice President of Human Resources a written statement of revocation. If Mr. Wambach does not revoke, the eighth
(8th) day after Mr. Wambach's acceptance shall be the "Effective Date" of this Agreement.

       c. Mr. Wambach warrants that he has read and fully understands this Agreement; that he has had the opportunity to consult with and has in fact consulted with legal counsel of his own choosing and had the terms of this Agreement fully explained to him; that he is not executing this Agreement in reliance on any promises, representations or inducements other than those contained herein; and that he is executing this Agreement voluntarily, free of any duress or coercion.

       The parties have duly authorized and caused this Agreement to be executed as follows:


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